Exhibit 10.15

(Translated from German)

BONUS AGREEMENT

The following agreement is concluded between

Bruker EAS GmbH,

Ehrichstraße 10

63450 Hanau

acting for the sole shareholder, Bruker Energy & Supercon Technologies, Inc., Billerica, USA, and represented by its Chief Financial Officer, Mr. Thomas M. Rosa (hereinafter called the Shareholder)

and

Dr. Burkhard Prause

Kantstraße 10

63584 Gründau

(hereinafter called the Managing Director)

1                                       Subject

1.1                               Pursuant to § 5, Sec. 2, of the employment contract of the Managing Director of October 1, 2006, the Managing Director shall receive a bonus for the time period from 01/01/2010 to 12/31/2010 according to the following provisions.

2                                       Goals

As of 01/01/2010, the parties set the bonus for the Managing Director as follows:

A goal bonus for the Managing Director amounting to 112,500.00 EUR (one hundred twelve thousand five hundred EUR) gross is established. The goals for the following financial year (= calendar year) are agreed upon in writing at the latest by December of the respective previous year.

The bonus is composed of two variable bonus elements:

1.                                       60% of the bonus, or 67,500 EUR (sixty-seven thousand five hundred EUR), are calculated based upon the sales volume achieved by Bruker Energy & Supercon Technologies, Inc. during the respective financial year according to the annual balance sheet prepared per the US-GAAP and, if need be, confirmed by the company’s certified accountants.

2.                                       The remaining 40% of the bonus, or 45,000 EUR (forty-five thousand EUR), are calculated based upon the gross margin achieved by Bruker Energy & Supercon Technologies, Inc. during the respective financial year according to the annual balance sheet prepared per the US-GAAP and, if need be, confirmed by the company’s certified accountants.

3                                       Conditions, payment date

3.1                               The claim for the full bonus arises from fulfillment of 100% of the goals established for the year.  If the respective goals are exceeded or if the results fall short, the claim for the respective bonus component shall increase or respectively decrease proportionally.  I.e., if 95% of the target gross margin is achieved, the size of the bonus paid for this component is reduced to 42,750 EUR.

3.2                               The size of the bonus is not limited if the goals are exceeded.  If less than 80% of the goal for one or both bonus components is achieved, no claim for the bonus component in question shall arise.

3.3                               The bonus is due for disbursement after ascertainment of the company’s annual balance sheet by the shareholders’ meeting or their authorized representatives.  An advance payment amounting to one half of the prospective annual bonus can be made during the third quarter of the financial year.  If the actual bonus should turn out to be lower than the advance payment, the Managing Director shall refund the difference and/or the company is entitled to offset the difference against the next financial year’s bonus.

4                                       Period of validity

This establishment of the bonus takes effect for the financial year 2010.  It extends automatically for one financial year at a time, unless it is replaced by another provision by agreement between the Contracting Parties.

Location, date	Location, date

/s/ Thomas M. Rosa	/s/ Burkhard Prause
Bruker EAS GmbH	Dr. Burkhard Prause
Managing Director
The above acting for the sole shareholder, Bruker Energy & Supercon Technologies, Inc., Billerica, USA, as represented by its Chief Financial Officer, Mr. Thomas M. Rosa